For Immediate Release

For more information:

Rex S. Schuette
Chief Financial Officer
(706) 781-2265
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. REPORTS
13% GAIN IN DILUTED EARNINGS PER SHARE
FOR FIRST QUARTER 2005

HIGHLIGHTS:

•	Record First Quarter Earnings Diluted Earnings Per Share of 34 Cents – Up 13% Net Income of $13.4 Million – Up 23% Return on Tangible Equity of 19.86%

•	Strong Loan Demand and Rise in Net Interest Margin Provided Foundation for Performance

BLAIRSVILLE, GA, April 19, 2005 – United Community Banks, Inc. (Nasdaq: UCBI), Georgia’s third largest bank holding company, today announced record first quarter 2005 results that included a 23% rise in net income, a 13% gain in diluted earnings per share and a 24% increase in total revenue from the first quarter of 2004.

For the quarter, net income rose to $13.4 million from $10.9 million a year earlier. Diluted earnings per share of $.34 increased $.04 from $.30 a year ago. Total revenue, on a taxable equivalent basis, was $56.1 million compared with $45.3 million for the first quarter of 2004. Return on tangible equity was 19.86% compared with 19.87% a year ago and return on assets was 1.06% compared with 1.08% a year ago.

“We began 2005 with a very solid first quarter financial performance,” said Jimmy Tallent, United Community Banks’ President and Chief Executive Officer. “During the quarter, we added $143 million in loans and $157 million in non-brokered deposits. The growth is on track with our performance goals of double-digit earnings per share growth and a return on tangible equity above 18%.”

At March 31, 2005, total loans were $3.9 billion, up $730 million, or 23%, from a year ago and, up $445 million, or 14%, on a core basis when loans added by acquisitions are excluded. “Loan demand has remained consistent across all our markets, providing significant growth opportunities,” Tallent said. “Organic loan growth, accomplished through disciplined step-by-step execution and accompanied by an uncompromising focus on sound credit quality, is essential to our balanced growth strategy. This strategy also includes focused expansion with the right people in existing and new markets through de novo offices and selective acquisitions.

Taxable equivalent net interest revenue of $48.3 million for the first quarter rose $10.5 million, or 28%, from the same period a year ago. Recent acquisitions added approximately $3.9 million to net interest revenue, resulting in a core growth rate of 17%. Taxable equivalent net interest margin for the first quarter was 4.05% as compared with 3.99% a year ago and 4.05% last quarter. “We have maintained our net interest margin near the 4% level for the past 10 quarters and expect it to remain at or slightly above that level through 2005,” Tallent said. “Our balance sheet is slightly asset sensitive, allowing us to benefit modestly from a rising interest rate environment.”

The first quarter provision for loan losses was $2.4 million, up $600,000 from a year earlier and up $400,000 from the fourth quarter of 2004. Net charge-offs to average loans were 12 basis points for the first quarter, compared with 8 basis points for the first quarter of 2004 and 13 basis points for the fourth quarter of 2004. At quarter-end, non-performing assets totaled $13.7 million compared with $7.3 million a year ago and $8.7 million at the end of 2004. Non-performing assets as a percentage of total assets were 26 basis points at quarter end, compared with 18 basis points at March 31, 2004 and 17 basis points at December 31, 2004. “Although nonperforming assets increased this quarter, the 26 basis points still compares very favorably with our peer banks and is well within our acceptable range of non-performing assets. At this low-level, we expect volatility from quarter to quarter, even while our credit quality remains sound, Tallent explained. “Our excellent credit quality continues to be one of the key drivers of our high performance and growth,” Tallent said. “United’s credit quality success remains tied to our bedrock strategy of securing loans with hard assets.”

Fee revenue of $10.2 million was up $922,000, or 10%, from $9.3 million a year ago, primarily due to growth in service charges and fees on deposit accounts and higher consulting fees. “We increased fee revenue by growing deposits through our core deposit program while cross-selling other products and services and expanding our consulting service practices,” Tallent noted. Service charges and fees on deposit accounts increased $591,000 to $5.6 million, primarily due to growth in transactions and new accounts resulting from the core deposit program. Consulting fees of $1.5 million were up $355,000, or 32%, due to developing new business practices for risk management and financial services as well as strong growth in our existing consulting services.” “We remain sharply focused on growing core deposits and related fee revenue,” Tallent added. “During the first quarter, we continued to promote our very successful ‘Refer-a-Friend’ core deposit program that rewards our many satisfied customers for referring their friends and family members to us. Our relentless focus on providing the highest level of customer service has generated customer satisfaction scores that continue to exceed 90% well above the industry average of 75%. Our high level of customer satisfaction not only helps us build our deposit base through customer referrals, but also allows us to maintain long-term relationships with existing customers. During the quarter, our core deposit program, along with other initiatives, added nearly 13,000 accounts and $100 million in balances.

Operating expenses were $34.8 million, up $6.6 million, or 23% from the first quarter of 2004. Nearly $2.8 million of this increase related to operating expenses of the three banks acquired in 2004 that were not included in last year’s results. Salaries and employee benefit costs of $22.2 million increased $4.1 million, or 23%, with approximately $2.0 million of this increase resulting from acquisitions and de novo activities. The balance was due to an increase in staff to support business growth and merit increases. Communications and equipment expenses of $3.0 million increased $435,000, or 17%, due to the acquisitions and investments in technology equipment to support business growth and enhance operating efficiency. Advertising and marketing expense of $1.4 million rose $599,000, reflecting business growth and the higher program costs of our initiatives to raise core deposits. Occupancy expense of $2.7 million increased $386,000 reflecting the cost of operating additional banking offices added through our acquisitions. Professional fees of $1.0 million were up $201,000, approximately half of which was due to the acquisitions. The increase in all other operating expense categories was related to the recent acquisitions and business growth. “Our operating efficiency ratio was 59.47% for the quarter and within our long-term efficiency goal of 58% to 60%, based on our service-oriented community banking model,” Tallent said.

“Looking forward, we believe United Community Banks is on target to achieve operating earnings per share growth during 2005 within our long-term goal of 12% to 15%,” Tallent said. “We anticipate core loan growth will continue in the range of 10% to 14% and that our net interest margin will remain near the 4% level. Our outlook is based on a continued, stable economic environment in our markets combined with maintaining strong credit quality. We are well positioned for additional increases in short-term interest rates and should benefit modestly if, and when, they occur.”

“We remain committed to excellent customer service, superior operating performance and solid credit quality as we continue to grow our franchise,” Tallent added. “Pursuing a balanced- growth strategy focused on strong internal growth in existing markets, complemented by selective de novo offices and mergers in other attractive markets, will remain the foundation on which we continue to build superior performance and long-term shareholder value.”

Conference Call

United Community Banks will hold a conference call on Tuesday, April 19, 2005 at 11:00 a.m. ET to discuss the contents of this news release, as well as business highlights for the quarter and the financial outlook for the remainder of the year. The telephone number for the conference call is (800) 798-2864 and the pass code is “UCBI”. The conference call will also be available by web-cast within the Investor Relations section of the company’s web site.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $5.3 billion and operates 23 community banks with 83 banking offices located throughout north Georgia, metro Atlanta, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small to mid-size businesses in its markets. United Community Banks also offers the convenience of 24-hour access to its services through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq National Market under the symbol UCBI. Additional information may be found at the company’s web site, ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on page 4 of United Community Banks, Inc. annual report filed on Form 10-K with the Securities and Exchange Commission.

(Tables Follow)

UNITED COMMUNITY BANKS, INC.
Selected Financial Information
For the Three Months Ended March 31, 2005

						First
	2005	2004				Quarter
(in thousands, except per share	First	Fourth	Third	Second	First	2005-2004
data; taxable equivalent)	Quarter	Quarter	Quarter	Quarter	Quarter	Change

INCOME SUMMARY
Interest revenue	$73,649	$66,761	$61,358	$56,680	$54,587
Interest expense	25,367	21,448	19,142	17,432	16,772

Net interest revenue	48,282	45,313	42,216	39,248	37,815	28%
Provision for loan losses	2,400	2,000	2,000	1,800	1,800
Fee revenue	10,200	10,757	9,857	9,647	9,278	10

Total revenue	56,082	54,070	50,073	47,095	45,293	24
Operating expenses (1)	34,779	33,733	31,296	29,363	28,176	23

Income before taxes	21,303	20,337	18,777	17,732	17,117	24
Income taxes	7,862	7,427	6,822	6,379	6,179

Net operating income	13,441	12,910	11,955	11,353	10,938	23
Merger-related charges, net of tax	—	261	—	304	—

Net income	$13,441	$12,649	$11,955	$11,049	$10,938	23

OPERATING PERFORMANCE (1)
Earnings per common share:
Basic	$.35	$.35	$.33	$.32	$.31	13
Diluted	.34	.34	.32	.31	.30	13
Return on tangible equity (2)(3)(4)	19.86%	19.96%	19.41%	19.70%	19.87%
Return on assets (4)	1.06	1.07	1.05	1.07	1.08
Efficiency ratio	59.47	60.20	60.11	60.05	59.83
Dividend payout ratio	20.00	17.14	18.18	18.75	19.35

GAAP PERFORMANCE
Per common share:
Basic earnings	$.35	$.34	$.33	$.31	$.31	13
Diluted earnings	.34	.33	.32	.30	.30	13
Cash dividends declared	.07	.06	.06	.06	.06	17
Book value	10.42	10.39	9.58	9.10	8.80	18
Tangible book value (3)	7.40	7.34	7.28	6.77	6.86	8

Key performance ratios:
Return on equity (2)(4)	13.68%	14.15%	14.20%	14.40%	14.87%
Return on assets (4)	1.06	1.05	1.05	1.04	1.08
Net interest margin (4)	4.05	4.05	3.99	3.95	3.99
Dividend payout ratio	20.00	17.65	18.18	19.35	19.35
Equity to assets	7.71	7.54	7.50	7.30	7.46
Tangible equity to assets (3)	5.58	5.75	5.76	5.74	5.88

ASSET QUALITY
Allowance for loan losses	$48,453	$47,196	$43,548	$42,558	$39,820
Non-performing assets	13,676	8,725	10,527	8,812	7,251
Net charge-offs	1,143	1,183	1,010	789	635
Allowance for loan losses to loans	1.25%	1.26%	1.27%	1.27%	1.27%
Non-performing assets to total assets	.26	.17	.23	.19	.18
Net charge-offs to average loans (3)	.12	.13	.12	.10	.08

AVERAGE BALANCES
Loans	$3,797,479	$3,572,824	$3,384,281	$3,235,262	$3,095,875	23
Investment securities	946,194	805,766	762,994	715,586	652,867	45
Earning assets	4,819,961	4,456,403	4,215,472	3,991,797	3,808,877	27
Total assets	5,164,464	4,781,018	4,521,842	4,274,442	4,084,883	26
Deposits	3,717,916	3,500,842	3,351,188	3,178,776	2,955,726	26
Stockholders’ equity	398,164	360,668	338,913	311,942	304,926	31
Common shares outstanding:
Basic	38,198	37,056	36,254	35,633	35,319
Diluted	39,388	38,329	37,432	36,827	36,482

AT PERIOD END
Loans	$3,877,575	$3,734,905	$3,438,417	$3,338,309	$3,147,303	23
Investment securities	928,328	879,978	726,734	739,667	617,787	50
Earning assets	4,907,743	4,738,389	4,280,643	4,172,049	3,851,968	27
Total assets	5,265,771	5,087,702	4,592,655	4,525,446	4,118,188	28
Deposits	3,780,521	3,680,516	3,341,525	3,339,848	3,074,193	23
Stockholders’ equity	398,886	397,088	347,795	330,458	311,247	28
Common shares outstanding	38,249	38,168	36,255	36,246	35,331

(1)	Excludes pre-tax merger-related charges totaling $406,000 or $.01 per diluted common share and $464,000 or $.01 per diluted common share in the fourth and second quarters, respectively, of 2004.

(2)	Net income available to common stockholders, which excludes preferred stock dividends, divided by average realized common equity which excludes accumulated other comprehensive income.

(3)	Excludes effect of acquisition related intangibles and associated amortization.

(4)	Annualized.

UNITED COMMUNITY BANKS, INC.
Consolidated Statement of Income
For the Three Months Ended March 31,

	Three Months Ended
	March 31,
(in thousands, except per share data)	2005	2004
Interest revenue:
Loans, including fees	$63,467	$47,422
Federal funds sold and deposits in banks	259	111
Investment securities:
Taxable	9,014	6,069
Tax exempt	525	566

Total interest revenue	73,265	54,168

Interest expense:
Deposits:
Demand	3,527	1,794
Savings	168	83
Time	13,008	9,297
Federal funds purchased	871	271
Other borrowings	7,793	5,327

Total interest expense	25,367	16,772

Net interest revenue	47,898	37,396
Provision for loan losses	2,400	1,800

Net interest revenue after provision for loan losses	45,498	35,596

Fee revenue:
Service charges and fees	5,614	5,023
Mortgage loan and other related fees	1,483	1,280
Consulting fees	1,482	1,127
Brokerage fees	442	708
Securities losses, net	—	(4)
Other	1,179	1,144

Total fee revenue	10,200	9,278

Total revenue	55,698	44,874

Operating expenses:
Salaries and employee benefits	22,235	18,126
Occupancy	2,668	2,282
Communications and equipment	2,982	2,547
Postage, printing and supplies	1,351	1,142
Professional fees	1,038	837
Advertising and public relations	1,363	764
Amortization of intangibles	503	371
Other	2,639	2,107

Total operating expenses	34,779	28,176

Income before income taxes	20,919	16,698
Income taxes	7,478	5,760

Net income	$13,441	$10,938

Net income available to common stockholders	$13,434	$10,922

Earnings per common share:
Basic	$.35	$.31
Diluted	.34	.30
Weighted average common shares outstanding (in thousands):
Basic	38,198	35,319
Diluted	39,388	36,482

UNITED COMMUNITY BANKS, INC.
Consolidated Balance Sheet
For the period ended

	March 31,	December 31,	March 31,
($ in thousands)	2005	2004	2004
ASSETS
Cash and due from banks	$98,502	$99,742	$81,723
Interest-bearing deposits in banks	21,677	35,098	39,587

Cash and cash equivalents	120,179	134,840	121,310
Securities available for sale	928,328	879,978	617,787
Mortgage loans held for sale	34,628	37,094	14,508
Loans, net of unearned income	3,877,575	3,734,905	3,147,303
Less - allowance for loan losses	48,453	47,196	39,820

Loans, net	3,829,122	3,687,709	3,107,483

Premises and equipment, net	105,188	103,679	89,625
Accrued interest receivable	30,519	27,923	22,410
Intangible assets	120,119	121,207	71,811
Other assets	97,688	95,272	73,254

Total assets	$5,265,771	$5,087,702	$4,118,188

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$541,690	$532,879	$425,697
Interest-bearing demand	1,120,284	1,055,192	863,975
Savings	177,051	171,898	148,260
Time	1,941,496	1,920,547	1,636,261

Total deposits	3,780,521	3,680,516	3,074,193

Federal funds purchased and repurchase agreements	153,112	130,921	128,475
Federal Home Loan Bank advances	785,382	737,947	470,271
Other borrowings	113,390	113,879	108,751
Accrued expenses and other liabilities	34,480	27,351	25,251

Total liabilities	4,866,885	4,690,614	3,806,941

Stockholders’ equity:
Preferred stock, $1 par value; $10 stated value; 10,000,000 shares authorized; 44,800, 44,800 and 48,300 shares issued and outstanding	448	448	483
Common stock, $1 par value; 100,000,000 shares authorized; 38,407,874, 38,407,874 and 35,706,573 shares issued	38,408	38,408	35,707
Capital surplus	154,535	155,076	95,532
Retained earnings	215,466	204,709	175,700
Treasury stock; 158,467, 240,346 and 375,563 shares, at cost	(3,074)	(4,413)	(6,414)
Accumulated other comprehensive income	(6,897)	2,860	10,239

Total stockholders’ equity	398,886	397,088	311,247

Total liabilities and stockholders’ equity	$5,265,771	$5,087,702	$4,118,188